Exhibit 99.1

Theseus Pharmaceuticals Announces Business Highlights and Reports First Quarter 2022 Financial Results

THE-630 Phase 1/2 clinical trial actively enrolling patients with advanced gastrointestinal stromal tumors (GIST); initial data expected in 1H 2023

On track to nominate development candidate for fourth-generation epidermal growth factor receptor (EGFR) program targeting non-small cell lung cancer (NSCLC) in Q3 2022; IND expected in 2023

$237.0 million in cash, cash equivalents, and investments as of March 31, 2022, expected to fund operations into the second half of 2024

Cambridge, Mass. May 12, 2022 – Theseus Pharmaceuticals, Inc. (NASDAQ: THRX) (Theseus or the Company), a clinical-stage biopharmaceutical company focused on improving the lives of cancer patients through the discovery, development and commercialization of transformative targeted therapies, today announced business highlights and reported financial results for the first quarter ended March 31, 2022.

“We are pleased by the progress achieved in the first quarter of 2022 as we continue to make strides in advancing our pipeline of novel pan-variant targeted therapies. Notably, we began the year by enrolling patients in our first clinical trial of THE-630 in advanced GIST, and more recently presented encouraging preclinical data on our EGFR program at AACR that support our approach of pan-variant inhibition in a single molecule,” said Tim Clackson, Ph.D., President and Chief Executive Officer of Theseus. “Over the next 12 months we have a robust set of milestones, including the nomination of a development candidate for our EGFR program and the expansion of our pipeline with a third TKI program. We look forward to seeing these developments over the remainder of 2022, and to sharing initial clinical data from THE-630 in the first half of 2023.”

Recent Business Highlights and Upcoming Milestones:

●	Enrollment ongoing in Phase 1/2 clinical trial evaluating THE-630, targeting the receptor tyrosine kinase KIT, in patients with advanced GIST. In January 2022, the first patient was treated in a Phase 1/2 dose escalation and expansion clinical trial of THE-630 in patients with advanced GIST, a disease that remains largely KIT-dependent even after multiple lines of therapy. THE-630 is a single molecule pan-variant inhibitor of KIT, designed for patients whose cancer has developed resistance to earlier lines of therapy. The Company continues activating sites and enrolling patients in this study, with initial data from the Phase 1 portion of the clinical trial expected to be presented at a scientific conference in the first half of 2023.

●	Presented preclinical data supporting nomination of a development candidate for fourth-generation EGFR program, expected in the third quarter of 2022. At the 2022 American Association for Cancer Research (AACR) Annual Meeting in April, Theseus presented preclinical data demonstrating that pan-variant inhibition of all major single-, double-, and triple-EGFR mutants, including T790M and C797S, with selectivity over wild-type and central nervous system (CNS) penetration, can be achieved with a single molecule. Theseus expects to nominate a fourth-generation EGFR inhibitor designed to inhibit the full range of EGFR variants found in the tumors of patients with EGFR-mutant NSCLC that have developed C797S-mediated resistance to first- or later-line osimertinib treatment. Additional preclinical data on the development candidate are expected to be presented at a scientific conference in the fourth quarter of 2022 and Theseus expects to submit an IND for this program in 2023.

●	Additional TKI program expected to be disclosed by year-end 2022. Theseus continues advancing its preclinical discovery pipeline and expects to introduce a new kinase target program by the end of 2022.

●	Continued to strengthen leadership team. Theseus recently appointed Claire Coleman, Ph.D., as Vice President, Program Management. Dr. Coleman joined the Company from Allena Pharmaceuticals, where she served as Executive Director, Program Management, and earlier in scientific and program management roles of increasing responsibility at Momenta Pharmaceuticals. She will play an integral role in shepherding Theseus’ programs through preclinical and clinical-stage development.

First Quarter Financial Results:

●	Cash Position: As of March 31, 2022, Theseus had cash, cash equivalents and short-term and long-term investments of $237.0 million. Theseus expects its cash, cash equivalents, and investments to fund operations and capital expenditures into the second half of 2024 based on its current operating plan.

●	R&D Expenses: Research and development expenses were $6.5 million for the first quarter of 2022, as compared to $3.8 million for the same period in 2021. This increase was primarily due to $1.8 million of increased employee-related costs, and $0.8 million in increased expenses for clinical and preclinical studies.

●	G&A Expenses: General and administrative expenses were $4.0 million for the first quarter of 2022, as compared to $0.7 million for the same period in 2021. This increase was primarily due to $2.1 million of increased employee-related costs, as well as $1.1 million of increased general expenses, primarily driven by public company-related costs.

●	Net Loss: Net loss was $10.5 million for the first quarter of 2022, as compared to a net loss of $4.5 million for the same period in 2021.

About Theseus Pharmaceuticals, Inc.

Theseus is a clinical-stage biopharmaceutical company focused on improving the lives of cancer patients through the discovery, development and commercialization of transformative targeted therapies. Theseus is working to outsmart cancer resistance by developing pan-variant tyrosine kinase inhibitors (TKIs) to target all known classes of cancer-causing and resistance mutations that lead to variants in a particular protein in a given type of cancer. Theseus' lead product candidate, THE-630, is a pan-variant KIT inhibitor for the treatment of patients with advanced gastrointestinal stromal tumors (GIST), whose cancer has developed resistance to earlier lines of kinase inhibitor therapy. Theseus is also developing a fourth-generation, selective epidermal growth factor receptor (EGFR) inhibitor for C797S-mediated resistance to first- or later-line osimertinib treatment in patients with non-small cell lung cancer (NSCLC). For more information, visit www.theseusrx.com.

Cautionary Statement Regarding Forward Looking Statements

Certain statements included in this press release are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of

1995. Forward-looking statements generally are accompanied by words such as "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," "should," "would," "plan," “on track,” "predict," "potential," "seem," "seek," "future," "outlook," and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements regarding Theseus' strategy, future operations, prospects and plans, the structure and timing of its preclinical studies and clinical trials, expected milestones, market opportunity and sizing and objectives of management, including in relation to the Phase 1/2 dose escalation and expansion clinical trial for THE-630, EGFR inhibitor program and other programs and development candidates.

Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, such as those described from time to time in the reports Theseus files with the Securities and Exchange Commission (SEC), including Theseus' Form 10-K for the year ended December 31, 2021 filed with the SEC on March 10, 2022 and Theseus' Form 10-Q for the quarter ended March 31, 2022 expected to be filed with the SEC in the second quarter of  2022. However, new risk factors and uncertainties may emerge from time to time, and it is not possible to predict all risk factors and uncertainties. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements contained in this press release are based on the current expectations of Theseus' management team and speak only as of the date hereof, and Theseus specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Media Contact

Amy Jobe, Ph.D.

LifeSci Communications

315-879-8192

ajobe@lifescicomms.com

Investor Contacts

Christen Baglaneas

Theseus Pharmaceuticals

857-706-4993

christen.baglaneas@theseusrx.com

Josh Rappaport

Stern Investor Relations

212-362-1200

josh.rappaport@sternir.com

Theseus Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2022	2021
Operating expenses:
Research and development	$6,548	$3,825
General and administrative	4,031	664
Total operating expenses	10,579	4,489
Loss from operations	(10,579)	(4,489)
Other income, net	82	16
Net loss	$(10,497)	$(4,473)
Net loss per share attributable to common stockholders—basic and diluted	$(0.27)	$(4.90)
Weighted-average common stock outstanding—basic and diluted	38,247,970	912,222

Comprehensive loss:
Net loss	$(10,497)	$(4,473)
Other comprehensive loss:
Unrealized loss on investments	(129)	-
Total comprehensive loss	$(10,626)	$(4,473)

Theseus Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2022	2021
Assets
Cash and cash equivalents	$146,281	$244,662
Short-term investments	85,757	-
Long-term investments	4,945	-
Other assets	10,522	6,267
Total assets	247,505	250,929
Liabilities and Stockholders’ Equity
Liabilities	9,653	4,495
Stockholders’ equity	237,852	246,434
Total liabilities and stockholders’ equity	$247,505	$250,929